Exhibit 21.1

SEACHANGE INTERNATIONAL, INC.

SUBSIDIARIES OF THE REGISTRANT

	Subsidiary Name	Subsidiary Jurisdiction
	SeaChange US Pty Limited	Australia
	ZQ Interactive, Ltd.	British Virgin Islands
	SEAC Canada Limited	Canada
*	ZQ Interactive (Shanghai), Ltd.	China (Shanghai)
*	SeaChange International SARL	France
	S.E.A.C. Germany GmbH	Germany
	ODG Deutchland GmbH	Germany
	eventIS GmbH	Germany
	SeaChange India Private, Ltd.	India
	VividLogic (India) Private Ltd.	India
	S.E.A.C. Ireland Limited	Ireland
	SeaChange Japan KK	Japan
	SeaChange Korea LLC	Korea
	Cambio Maritimo Mexico, S. de R.L de C.V	Mexico
	SeaChange B.V.	Netherlands
	eventIS Group B.V	Netherlands
	eventIS B.V	Netherlands
	eventIS Software Solutions B.V	Netherlands
	eventIS Interactive Solutions B.V	Netherlands
	SeaChange Philippines Corporation	Philippines
	SeaChange LLC	Russia
	SeaChange Asia Pacific Pte. Ltd.	Singapore
	On Demand Entertainment SA (PTY) Ltd	South Africa
	SeaChange Telekomünikasyon Hizmetleri Anonim Sirketi	Turkey
	On Demand Group Limited	United Kingdom
	On Demand Management Ltd.	United Kingdom
	On Demand Productions Ltd.	United Kingdom
	Mobix Interactive Ltd.	United Kingdom
	Sceneworx Ltd.	United Kingdom
	SeaChange International UK Ltd.	United Kingdom
	eventIS (UK) Limited	United Kingdom
	SeaChange Holdings, Inc.	United States
	VividLogic, Inc	United States

*	Subsidiaries included in the divestiture of the broadcast servers and storage business unit